Exhibit 21
Micron Electronics, Inc.
Subsidiaries of the Registrant

                                                    State (or jurisdiction)    Percentage
                                                           in which            Ownership
Name                                                     Incorporated        by Registrant
--------------------------------------------------  -----------------------  --------------
MEI California, Inc.                                       California             100%

Micron Electronics (H.K.) Limited                          Hong Kong              100%

Micron Electronics Japan K.K.                                Japan                100%

Micron Overseas Trading, Inc.                               Barbados              100%

Micron PC, Inc.                                             Delaware              100%

Micron Commercial Computer Systems, Inc.                    Delaware              100%

Micron Government Computer Systems, Inc.                    Delaware              100%

Micron Computer Services, Inc.                              Delaware              100%

SpecTek Products, LLC                                       Delaware              100%

Micron Electronics International, Inc.                      Delaware              100%

Micron Computer of Canada, Inc.                              Canada               100%

Micron PC Web Services, Inc.                                Delaware              100%

NetLimited, Inc., d.b.a. HostPro                           California             100%

Micron Internet Services, Inc.                              Delaware              100%

Micron Electronics Asia-Pacific Holdings, Inc.              B.V.I.                100%

Micron Electronics Asia-Pacific Operations, Inc.            B.V.I.                100%

Micron Electronics Asia-Pacific Trading, Ltd.              Hong Kong              100%

                                      50